EXHIBIT 99.1

Edible Garden Reports Preliminary 30% Year-over-Year Sales Growth in Vitamins and Supplements for the Second Quarter of 2024

Plans to Develop More Cutting-Edge Formulas and Creative Flavors

through Partnership with Nutracom

BELVIDERE, New Jersey – July 31, 2024, — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today reported that its Vitamins and Supplements products achieved over 30% year-over-year sales growth for the second quarter.  The Company expects this growth in Vitamins and Supplements products to have a favorable impact on profitability and cash flow from operations for the second quarter.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, "We are extremely pleased with the strong performance of our Vitamins and Supplements products, which we believe demonstrate that these higher-margin products are gaining traction in the market. We believe these results are driven by our integrated marketing strategy designed to increase consumer adoption through a variety of promotional and brand awareness activities. The success of these initiatives is best illustrated by the 30% increase in vitamins and supplements sales  over just the past 12 weeks alone.”

"The recent expansion of our product lineup with the addition of two new flavors, ‘Ice Cream Cake’ and ‘Orange Creamsicle,’ introduced late last year, has reinforced our industry reputation as the ‘Flavor Maker.’ Our partnership with Nutracom has been instrumental in our success and we remain committed to pioneering innovative and cutting-edge flavors with them. We are enthusiastic about expanding this partnership by exploring even more creative flavor possibilities that not only set industry trends but also cater to the discerning tastes of our customers,” concluded Kras.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830,088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Pulp products go to https://www.pulpflavors.com/. For more information on Edible Garden go to https://ediblegardenag.com/.

Preliminary, Unaudited Financial Disclosures

The data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by management and compilation of actual results. The data presented above does not reflect the impact from herbs, floral or produce revenue during the quarter and may not be reflective of year-over-year trends in consolidated revenue during the second quarter. Our closing procedures for the quarter ended June 30, 2024 are not yet complete. Our management’s estimates are based upon preliminary information currently available from our business and do not include any promotional deductions. While we expect that our results will be consistent with these preliminary and unaudited estimates, our actual results may differ materially from these preliminary estimates.

This preliminary financial information is not a comprehensive statement of our financial results for this period. For example, vitamins and supplements constitute only one component of our overall revenue, which also includes sales from potted herbs, cut herbs, produce and floral products. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the closing procedures for the quarter are completed.

This preliminary financial information should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary financial information. The preliminary financial information has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the growth of the vitamins and supplements product lines of the Company and performance as a public company. The words “seek,” “believe,” “design,” “may,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Specifically, our sales growth in vitamins and supplements during the quarter ended June 30, 2024 (“second quarter”) may not (i) reflect our overall revenue growth during the second quarter, (ii) represent the amount that the Company will be able to recognize as revenue during the second quarter, and (iii) be consistent with full-year sales results.  The Company’s vitamins and supplement sales are preliminary and unaudited and are based on the Company’s internal financial records as of the date of this press release. The Company’s independent publicly registered accounting firm, Marcum LLP has not audited, reviewed, compiled or performed any procedures with respect to this financial information.  Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect to these preliminary results. You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com